EXHIBIT 4.2

                           CERTIFICATE OF DESIGNATION
                                  ESTABLISHING
                      SERIES C CONVERTIBLE PREFERRED STOCK
                                       OF
                         FIRSTPLUS FINANCIAL GROUP, INC.



                         Pursuant to Section 78.1955 of
                           the Nevada Revised Statutes



         1. The name of the Corporation is FIRSTPLUS Financial Group, Inc., a Nevada corporation (the "Corporation").

         2. The Board of Directors of the Corporation duly adopted the following resolutions at a meeting of the Board of Directors held on October 25, 2001:

         WHEREAS, the Corporation's directors have reviewed and approved the Designation of Preferences, Limitations and Rights of Series C Convertible Preferred Stock of FIRSTPLUS Financial Group, Inc. (the "Certificate"), attached hereto as Exhibit A and incorporated herein by reference, delineating the number of shares, the voting powers, designations, preferences and relative, participating, optional, redemption, conversion, exchange, dividend or other special rights and qualifications, limitations or restrictions of a series of Preferred Stock to be issued by the Corporation and designated Series C
Convertible   Preferred  Stock,  par  value  $1.00  per  share  (the  "Series  C
Preferred");

         RESOLVED, that 25,000 shares of authorized but unissued Preferred Stock of the Corporation be designated Series C Preferred and authorized for issuance and that the Series C Preferred have the rights, preferences, limitations and restrictions set forth herein.

         FURTHER RESOLVED, that the Chief Executive Officer, President or any Vice President of the Corporation, individually or collectively, and the Secretary or Assistant Secretary of the Corporation, individually or collectively, be, and such officers hereby are, authorized, empowered and directed to execute, acknowledge, attest, record and file with the Secretary of State of the State of Nevada a Certificate of Designation in accordance with Nevada General Corporate Law and to take all other actions that such officers deem necessary to effectuate the Certificate of Designation and establish the Series C Preferred.

         3.  The  authorized   number  of  shares  of  Preferred  Stock  of  the
Corporation is 2,600,000 and the number of shares of the Series C Preferred, none of which has been issued, is 25,000.

         4. The resolutions set forth above have been duly adopted by all necessary action on the part of the Corporation.

         IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designation Establishing Series C Convertible Preferred Stock to be duly adopted in accordance with the provisions of Section 78.1955 of the Nevada Revised Statutes and the Articles of Incorporation of the Corporation and to be executed in its corporate name on the 25th day of October, 2001.

                                  FIRSTPLUS FINANCIAL GROUP, INC.


                                  By:      /s/ Daniel T. Phillips
                                     ------------------------------------------
                                  Name:  Daniel T. Phillips
                                  Title:   President and Chief Executive Officer


                                  By:      /s/ Daniel T. Phillips
                                     -------------------------------------------
                                  Name:    Daniel T. Phillips
                                  Title:   Secretary


State of Texas             )
                           )
County of Dallas           )

         The foregoing instrument was acknowledged before me, on the 25th day of October 2001, by Daniel T. Phillips, President and Daniel T. Phillips, Secretary of FIRSTPLUS Financial Group, Inc., a Nevada corporation, on behalf of the corporation.


                           /s/ Lori Muncrief
                           -------------------------

                                    Exhibit A

               DESIGNATION OF PREFERENCES, LIMITATIONS AND RIGHTS
                                       OF
                      SERIES C CONVERTIBLE PREFERRED STOCK
                                       OF
                         FIRSTPLUS FINANCIAL GROUP, INC.


         1. Series C Preferred Stock. The Series C Convertible Preferred Stock, par value $1.00 per share (the "Series C Preferred"), will consist of 25,000 shares and will have the designations, preferences, voting powers, relative, participating, optional or other special rights and privileges, and the qualifications, limitations and restrictions as follows:

         2. Dividends and Distributions. The holders of record of shares of Series C Preferred shall be entitled to receive, when and if declared by the Board of Directors of the Corporation, dividends out of funds legally available therefor, which shall be prior and in preference to any declaration or payment of any dividend or other distribution on any other class or series of Preferred Stock or the common stock of the Corporation, par value $0.01 per share (the "Common Stock"). In no event shall the holders of Series C Preferred ever be entitled to share in the Residuals (as defined in Section 3(e)), by dividend or otherwise, or have any rights whatsoever with respect thereto.

         3. Liquidation Rights. In the event of any liquidation,  dissolution or
winding-up   of  the   Corporation,   whether   voluntary  or   involuntary   (a
"Liquidation"), distributions shall be made in the following manner:

                  (a) Series C  Preferred.  The  holders  of Series C  Preferred shall be entitled to be paid (i) after the distribution of the Residuals (as defined in Section 3(e)) into a trust or other entity for the benefit of the Corporation's current shareholders and (ii) before any amount shall be paid to the holders of Common Stock or any other class or series of capital stock of the Corporation ranking junior to the Series C Preferred, out of the assets of the Corporation available for distribution to holders of its capital stock an amount per share equal to the Original Purchase Price for such share as appropriately adjusted to reflect any stock split, stock dividend, combination, recapitalization and the like (the "Liquidation Amount"). If the proceeds from a Liquidation are not sufficient to pay to the holders of Series C Preferred the full preference amount set forth above, then such holders shall instead be entitled to receive the entire assets and funds of the Corporation legally available for distribution to the holders of capital stock (after the distribution of the Residuals into a trust or other entity for the benefit of the Corporation's current shareholders), which assets and funds shall be distributed ratably among the holders of the Series C Preferred in proportion to the relative aggregate liquidation value of the number of shares of Series C Preferred held by each holder.

                  (b) Remaining Assets. If assets are remaining after (i) distribution of the Residuals into a trust or other entity for the benefit of the Corporation's current shareholders and (ii) payment of the full preferential amount with respect to the Series C Preferred, then the holders of the Common Stock shall be entitled to share ratably in all such remaining assets and surplus funds based on the number of shares of Common Stock held by each.

                  (c) Events Deemed a Liquidation. For purposes of this Section 3, the sale or other transfer in a single transaction or a series of related transactions of all or substantially all of the assets of the Corporation, or any other reorganization involving the merger or consolidation of the Corporation shall be treated as a Liquidation, except for any merger or consolidation in which (i) solely the Corporation and one or more of its wholly owned subsidiaries is involved, (ii) the Corporation is the sole surviving corporation, (iii) the holders of Series C Preferred outstanding immediately prior to such transaction will hold the same number of shares of Series C Preferred, with substantially identical designations, preferences, limitations, and relative rights, immediately after such transaction as they held immediately prior to such transaction, or (iv) the voting power of the number of Series C Preferred outstanding immediately before such transaction will be at least 51% of the total number of Series C Preferred issued and outstanding immediately following such transaction (whether by conversion of securities issued pursuant to such transaction or the exercise of rights to purchase securities issued pursuant to such transaction).

                  (d) Valuation of Securities and Property. In the event the Corporation proposes to distribute assets other than cash in connection with any Liquidation, the value of the assets to be distributed to the holders of shares of Series C Preferred shall be determined in good faith by the Board of Directors. Any securities not subject to an investment letter or similar restrictions on free marketability shall be valued as follows:

                           (i) if traded on a national securities exchange or the NASDAQ National Market System ("NASDAQ"), the value shall be deemed to be the average of the security's closing prices on such exchange or NASDAQ over the thirty (30) trading day period ending three (3) days prior to the distribution;

                           (ii) if actively traded over-the-counter (other than NASDAQ), the value shall be deemed to be the average of the closing bid prices over the thirty (30) day period ending three (3) days prior to the distribution; or

                           (iii) if there is no active public market, the value shall be the fair market value thereof as determined in good faith by the Board of Directors.

         The method of valuation of securities subject to an investment letter or other restrictions on free marketability shall be adjusted to make an appropriate discount from the market value determined as above in clauses (i),
(ii) or (iii) to reflect the fair market value thereof as determined in good faith by the Board of Directors. The holders of at least two-thirds of the issued and outstanding Series C Preferred shall have the right to challenge any determination by the Board of Directors of fair market value pursuant to this
Section 3(d), in which case the determination of fair market value shall be made by an independent appraiser or investment banker selected jointly by the Board of Directors and the challenging parties, the cost of such appraisal to be borne
(a) by the challenging parties, if the fair market value as determined by such appraisal does not exceed the determination of fair market value by the Board of Directors by more than twenty-five percent (25%) and (b) by the Corporation, if the fair market value as determined by such appraisal exceeds the determination of fair market value by the Board of Directors by more than twenty-five percent (25%).

                  (e) "Residuals" shall mean the Corporation's interest in those certain derivative interests in mortgage-backed or asset-backed securitization transactions which are assets of, or the cash flow rights owned by, the Corporation and are held in a trust or other entity for the benefit of the Corporation's creditors and current shareholders.

         4. Conversion. The holders of Series C Preferred shall have conversion rights as follows:

                  (a) Right to Convert. Each Share of Series C Preferred shall initially be convertible, at the option of the holder thereof, at any time on or after the first anniversary date of issuance thereof, into 1,800 shares of fully paid and nonassessable Common Stock (the "Conversion Ratio"), subject to adjustment in accordance with Section 4.

                  (b) Mechanics of Conversion. Before any holder of Series C Preferred shall be entitled to convert the same into shares of Common Stock and to receive certificates therefor, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the principal office of the Corporation or of any transfer agent for the Series C Preferred, and shall give written notice to the Corporation at such office that such holder elects to convert the same. The Corporation shall as soon as practicable after such delivery, or after such agreement and indemnification, issue and deliver at such office to such holder of Series C Preferred, a certificate or certificates for the number of shares of Common Stock to which it, he or she shall be entitled as aforesaid and, at the option of the Corporation, either a check payable to the holder in the amount of any declared but unpaid dividends then owed pursuant to Section 2 hereof, if any, or the number of fully paid and nonassessable shares of Common Stock which results from dividing the fair market value of a share of Common Stock (as determined in good faith by the Board of Directors) in effect at such time into the aggregate of all such declared but unpaid dividends then owed. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series C Preferred to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.


                  (c)      Adjustments to Conversion Ratio.

                           (i) Subdivisions, Combinations, or Consolidations of Common Shares. In the event the outstanding Common Stock shall be subdivided, combined or consolidated, by share split, dividend, combination or like event, into a greater or lesser number of Common Shares, the Conversion Ratio of the Series C Preferred in effect immediately prior to such subdivision, combination, consolidation, share split or share dividend shall, concurrently with the effectiveness of such subdivision, combination, consolidation, share split or dividend be proportionately adjusted.

                           (ii)  Reclassifications.  In the  case,  at any  time
         after the date hereof, of any capital reorganization or any reclassification of the stock of the Corporation (other than as a result of a stock dividend or subdivision, split-up or combination of shares), or the consolidation or merger of the Corporation with or into another person (other than a consolidation or merger in which the Corporation is the continuing entity and which does not result in any change in the Common Stock, the shares of Series C Preferred shall, after such reorganization, reclassification, consolidation or merger be convertible into the kind and number of shares of stock or other securities or property of the Corporation or otherwise to which such holder would have been entitled if immediately prior to such reorganization, reclassification, consolidation or merger such holder had converted his shares of Series C Preferred into Common Stock. The provisions of this Section 4(c)(ii) shall similarly apply to successive reorganizations, reclassifications, consolidations or mergers.

                           (iii) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price of the Series C Preferred pursuant to this Section 4, the Corporation, at its expense, shall promptly thereafter compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Series C Preferred a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series C Preferred, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, if any and (ii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of the Series C Preferred.

                  (d) Status of Converted Stock. In case any shares of Series C Preferred shall be converted pursuant to Section 4 hereof, the shares so converted shall be canceled, shall not be reissuable and shall cease to be a part of the authorized capital stock of the Corporation.

                  (e) Fractional Shares. In lieu of any fractional shares in the aggregate to which the holder of Series C Preferred would otherwise be entitled upon conversion, the Corporation shall pay cash equal to such fraction multiplied by the fair market value of one share of Common Stock as determined by the Board of Directors in the good faith exercise of its reasonable business judgment.

                  (f) No Impairment. The Corporation will not through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 4 and in the taking of all action as may be necessary or appropriate in order to protect the conversion rights of the holders of Series C Preferred against impairment.

                  (g) Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of Series C Preferred, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series C Preferred. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Series C Preferred, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

         5. Voting Rights. Except as otherwise required by law, the holder of each share of Series C Preferred issued and outstanding shall be entitled to vote on all matters with the Common Stock as a single class, and not as a separate class or series. Each share of Series C Preferred will entitle the holder to the number of votes per share equal to the full number of shares of Common Stock into which each share of Series C Preferred is convertible on the record date for such vote, or, if no such record date is established, at the date such vote is taken or any written consent of shareholders is solicited. Except as otherwise expressly provided herein or as required by law, the holders of Series C Preferred and Common Stock shall vote together and not as a separate class on all matters to come before the shareholders of the Corporation. Fractional votes by the holders of Series C Preferred shall not, however, be permitted, and any fractional voting rights shall (after aggregating all shares into which shares of Series C Preferred held by each holder could be converted) be rounded to the nearest whole number.

         6. Notices. Any notice required by the provisions of this Certificate of Designations to be given to the holders of Series C Preferred shall be deemed to have been sufficiently received (except as otherwise provided herein) (a) upon receipt when personally delivered, (b) or one (1) day after sent by overnight delivery or telecopy providing confirmation or receipt of delivery, or
(c) three (3) days after being sent by certified or registered mail, postage and charges prepaid, return receipt requested, and addressed to each holder of record at such holder's address appearing on the books of the Corporation.

         7. Transferability. The Series C Preferred are expressly transferable in whole or in part. Any transfer of the rights represented by this Certificate of Designations shall be effected by the surrender of the Series C Preferred stock certificate (the "Stock Certificate"), along with an assignment, properly completed and executed by the registered holder thereof, at the principal executive office of the Corporation, together with an appropriate investment letter, if deemed reasonably necessary by counsel to the Corporation. Thereupon, the Corporation shall issue in the name or names specified by the registered holder of the Series C Preferred and, in the event of a partial transfer, in the name of the registered holder of the Series C Preferred, a new Stock Certificate or Stock Certificates evidencing the right to purchase such number of shares of Series C Preferred as shall be equal to the number of shares of Series C Preferred then purchasable thereunder.


                            [Signature page follows]

         IN WITNESS WHEREOF, said FIRSTPLUS Financial Group, Inc. has caused this Certificate to be executed by its President and Chief Executive Officer, and attested by its Secretary, this 25th day of October, 2001.


                           FIRSTPLUS FINANCIAL GROUP, INC.


                           By:    /s/ Daniel T. Phillips
                              --------------------------------------
                           Name: Daniel T. Phillips
                                 President and Chief Executive Officer



ATTESTED:


By:      /s/ Daniel T. Phillips
         -----------------------------------------------------
Name:    Daniel T. Phillips
         Secretary